Exhibit 99.1

Nautilus, Inc. Announces Results for Second Quarter 2008

Significant Restructuring Activity Commenced in the Quarter

VANCOUVER, WA—July 31, 2008 — Fitness company Nautilus, Inc. (NYSE:NLS - News) today announced results for the second quarter ended June 30, 2008.

Loss from continuing operations for the quarter ended June 30, 2008 was $9.6 million or $0.30 per diluted share after recording restructuring related and other charges of $6.6 million, or $0.14 per diluted share after-tax. The charges principally related to severance, inventory reserves and anticipated settlements related to licensing agreements. In the second quarter of 2007, the Company reported income from continuing operations of $0.7 million or $0.02 per diluted share including a benefit of $18.3 million or $0.34 per diluted share after-tax from a litigation settlement. Results from continuing operations exclude the Company’s former apparel business, which is considered a discontinued operation and was sold on April 18, 2008 for $69.4 million. Net loss (including discontinued operations) for the second quarter 2008 was $8.9 million, or $0.28 per diluted share, compared to net income of $1.1 million, or $0.04 per diluted share for the second quarter of 2007.

An important part of our restructuring activities has been the establishment of separate teams with authority and responsibility for the profitability of each of our global business units. We will now be reporting the Commercial, Direct and Retail businesses on a global basis. As a result of changing the reportable business segments in the second quarter of 2008, accounting rules require the Company to perform an interim goodwill impairment test. The Company is in the process of determining whether a goodwill impairment charge is required as of June 30, 2008. An impairment charge, if any, would be a non-cash charge. The Company expects to complete this goodwill impairment assessment prior to the filing of its Form 10-Q for the second quarter.

Net sales from continuing operations for the three months ended June 30, 2008, were $95.6 million compared to $102.5 million for the corresponding period last year, a decrease of 7%. Net sales increases in the Company’s Retail business were offset by declines in the Direct business, principally due to a weak consumer and tight credit environment, as well as declines in Commercial sales principally due to suspending sales of the Commercial TreadClimber. We have commenced work on a new Commercial TreadClimber which we expect to introduce at a future date.

As of June 30, 2008, the Company had a net cash position of $4 million and unutilized borrowing availability of approximately $35 million versus net debt of $71 million at December 31, 2007. During the second quarter of 2008, the Company repurchased $2.2 million of common stock. As of July 29, 2008, the Company had repurchased 981,398 shares of common stock at an average price of $5.16 per share or a total of $5.1 million, leaving $4.9 million remaining on the $10 million share repurchase program authorized by our Board of Directors in May 2008.

“In addition to managing our expenses tightly, we are continuing our thorough review of each business unit with a particular focus on profitable growth,” stated Edward Bramson, Chairman and Chief Executive Officer of Nautilus, Inc. “The four areas of strategic focus are new product development, resolving channel conflict, expanding our share of the cardio market, and capitalizing on our strong portfolio of brands. In order to improve our profitability in the current economic environment, we have initiated a restructuring program which is expected to reduce fixed costs significantly.”

A copy of the presentation detailing the restructuring is available on our website at www.nautilusinc.com/earnings.

Conference Call and Presentation

The conference call is scheduled for 5:00 p.m. EDT (2:00 p.m. PDT), July 31, 2008. It will be broadcast live over the Internet hosted at www.nautilusinc.com/events and will be archived online within one hour after completion of the call. The accompanying presentation will be hosted at www.nautilusinc.com/earnings. In addition, listeners may call (866) 394-6821 in North America and (706) 645-0458 from outside North America. Participants from the Company will be Edward Bramson, Chairman and Chief Executive Officer and Bill Meadowcroft, Chief Financial Officer.

A telephonic playback will be available from 4:00 p.m. PDT, July 31, through 4:00 p.m. PDT, August 14, 2008. North American callers may dial (800) 633-8284 and international callers may dial (402) 977-9140 to hear the playback. The passcode is 21388886.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS - News) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster® and Universal®, Nautilus manufactures and markets innovative fitness products through direct, commercial, retail, and international channels. Formed in 1986, the company had 2007 sales of $502 million. It has 1,100 employees and operations in Washington, Oregon, Colorado, Oklahoma, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China and other locations around the world. Website: www.nautilusinc.com

Safe Harbor Statement:

This press release includes forward-looking statements, including statements concerning estimated future profitability and operational improvement. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, its ability to successfully transfer products to alternative manufacturing facilities, manufacturing quality issues resulting in increased warranty costs, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

NAUTILUS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	June 30, 2008	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,433	$7,911
Trade receivables (net of allowance for doubtful accounts of $4,763 and $4,490 at June 30, 2008 and December 31, 2007, respectively)	54,617	88,311
Inventories, net	62,277	58,910
Prepaid expenses and other current assets	6,774	13,759
Income taxes receivable	15,522	11,382
Assets of discontinued operations	—	73,771
Assets held for sale	1,677	1,677
Short-term note receivable	—	2,384
Deferred tax assets	10,633	18,615

Total current assets	155,933	276,720
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $63,368 and $59,673 on June 30, 2008 and December 31, 2007, respectively	39,138	42,291
GOODWILL	32,656	32,743
OTHER INTANGIBLES AND OTHER ASSETS, net	43,284	39,086

TOTAL ASSETS	$271,011	$390,840

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$35,232	$43,993
Accrued liabilities	38,095	37,318
Short-term borrowings	397	79,000
Income taxes payable	311	283
Customer deposits	2,402	2,925
Liabilities of discontinued operations	—	15,867

Total current liabilities	76,437	179,386
NON-CURRENT LIABILITIES	4,857	6,919
NON-CURRENT DEFERRED TAX LIABILITIES	3,578	5,123
LONG-TERM TAXES PAYABLE	3,621	2,958
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock – no par value, 75,000 shares authorized, 31,232 and 31,557 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	4,158	4,346
Retained earnings	169,784	185,021
Accumulated other comprehensive income	8,576	7,087

Total stockholders’ equity	182,518	196,454

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$271,011	$390,840

NAUTILUS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
NET SALES	$95,564	$102,534	$225,165	$239,507
COST OF SALES	61,630	64,305	135,306	138,763

Gross profit	33,934	38,229	89,859	100,744

OPERATING EXPENSES:
Selling and marketing	31,484	40,854	73,714	88,416
General and administrative	14,896	11,476	34,706	22,886
Research and development	1,961	2,638	4,166	5,426
Litigation settlement	—	(18,300)	—	(18,300)

Total operating expenses	48,341	36,668	112,586	98,428

OPERATING INCOME (LOSS)	(14,407)	1,561	(22,727)	2,316
OTHER INCOME (EXPENSE):
Interest income	11	83	90	153
Interest expense	(93)	(871)	(1,330)	(1,751)
Other income, net	132	429	175	524

Total other income (expense)	50	(359)	(1,065)	(1,074)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(14,357)	1,202	(23,792)	1,242
INCOME TAX EXPENSE (BENEFIT)	(4,722)	531	(7,276)	597

INCOME (LOSS) FROM CONTINUING OPERATIONS	(9,635)	671	(16,516)	645
DISCONTINUED OPERATIONS:
Income from discontinued operations	640	700	3,016	4,680
Income tax expense (benefit) from discontinued operations	(118)	261	1,737	1,753

INCOME FROM DISCONTINUED OPERATIONS, net of tax	758	439	1,279	2,927

NET INCOME (LOSS)	$(8,877)	$1,110	$(15,237)	$3,572

EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS:
BASIC	$(0.30)	$0.02	$(0.52)	$0.02
DILUTED	$(0.30)	$0.02	$(0.52)	$0.02
EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS:
BASIC	$0.02	$0.02	$0.04	$0.09
DILUTED	$0.02	$0.02	$0.04	$0.09
EARNINGS (LOSS) PER SHARE:
BASIC	$(0.28)	$0.04	$(0.48)	$0.11
DILUTED	$(0.28)	$0.04	$(0.48)	$0.11
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	31,582	31,545	31,569	31,527
DILUTED	31,582	31,685	31,569	31,707

NAUTILUS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Six Months Ended June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(15,237)	$3,572
Income from discontinued operations	1,279	2,927

Income (loss) from continuing operations	(16,516)	645
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities
Depreciation and amortization	7,662	6,872
Share-based compensation expense	2,006	1,391
Gain on sale of property, plant and equipment	(173)	(22)
Excess tax benefit from exercise of employee stock options	—	(77)
Deferred income taxes	5,849	(1,274)
Litigation settlement	—	(18,300)
Foreign currency transaction gain	(315)	(363)
Changes in assets and liabilities:
Trade receivables	35,751	60,903
Inventories	(2,273)	(15,316)
Prepaid expenses and other current assets	2,062	4,547
Other assets	(908)	—
Income taxes receivable	(4,140)	—
Trade payables	(8,967)	(20,273)
Income taxes payable	712	(2,640)
Accrued liabilities	(2,127)	(5,223)
Customer deposits	(561)	63

Net cash provided by operating activities of continuing operations	18,062	10,933
Net cash provided by (used in) operating activities of discontinued operations	(1,617)	722

Net cash provided by operating activities	16,445	11,655

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,402)	(4,585)
Proceeds from sale of property, plant and equipment	141	32
Refund of acquisition escrow deposit	5,000	—
Net increase in other intangibles and other assets	(285)	(484)
Proceeds from sale of Pearl Izumi	58,435	—
Net (increase) decrease in short-term note receivable	2,384	(133)

Net cash provided by (used in) investing activities from continuing operations	63,273	(5,170)
Net cash used in investing activities from discontinued operations	(24)	(377)

Net cash provided by (used in) investing activities	63,249	(5,547)

(continued)

NAUTILUS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Six Months Ended June 30,
	2008	2007
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid on common stock	—	(6,311)
Proceeds from exercise of stock options	563	756
Excess tax benefit from exercise of employee stock options	—	77
Net (reduction) increase in short-term borrowings	(78,603)	600
Stock repurchases	(2,209)	—

Net cash used in financing activities from continuing operations	(80,249)	(4,878)
Net cash used in financing activities from discontinued operations	(174)	(142)

Net cash used in financing activities	(80,423)	(5,020)

Net effect of foreign currency exchange rate changes	(2,749)	500

Net (decrease) increase in cash and cash equivalents	(3,478)	1,588
Cash and cash equivalents, beginning of period	7,911	4,262

Cash and cash equivalents, end of period	$4,433	$5,850

Supplemental disclosures:
Cash paid for interest	$2,342	$1,666

Cash refunded (paid) for income taxes	$8,812	$(6,973)

SUPPLEMENTAL DISCLOSURE OF OTHER NONCASH INVESTING AND FINANCING ACTIVITIES:
Accrued and noncurrent liabilities incurred for software purchase	$1,021	—
Escrow deposit included in other assets for sale of Pearl Izumi	$4,365	—

NAUTILUS, INC.

NET SALES BY BUSINESS UNIT

(Unaudited, in thousands)

	Six Months Ended
	June 30, 2008	June 30, 2007	$ Change	% Change
Direct	$110,943	$128,333	$(17,390)	-13.6%
Retail	51,822	46,913	4,909	10.5%
Commercial	60,440	62,931	(2,491)	-4.0%
Royalties	1,960	1,330	630	47.4%

Total Revenue	$225,165	$239,507	$(14,342)	-6.0%

	Three Months Ended
	June 30, 2008	June 30, 2007	$ Change	% Change
Direct	$41,317	$54,191	$(12,874)	-23.8%
Retail	22,872	14,986	7,886	52.6%
Commercial	30,466	32,751	(2,285)	-7.0%
Royalties	909	606	303	50.0%

Total Revenue	$95,564	$102,534	$(6,970)	-6.8%

	Three Months Ended
	Mar 31, 2008	Mar 31, 2007	$ Change	% Change
Direct	$69,626	$74,142	$(4,516)	-6.1%
Retail	28,950	31,927	(2,977)	-9.3%
Commercial	29,974	30,180	(206)	-0.7%
Royalties	1,051	724	327	45.2%

Total Revenue	$129,601	$136,973	$(7,372)	-5.4%